                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

     - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                                 SCHEDULE 14A
                    Information Required in Proxy Statement

                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

     - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Filed by the registrant |X|

Check the appropriate box:

|_|  Preliminary Proxy Statement
|_| Confidential, For use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                    CORE TECHNOLOGIES (PENNSYLVANIA), INC.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
|X|  No fee required.
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     4) Proposed maximum aggregate value of transaction:
     5) Total fee paid:
|_|  Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
     2) Form, Schedule or Registration Statement No.:
     3) Filing Party:
     4) Date Filed:

                    CORE TECHNOLOGIES (PENNSYLVANIA), INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD AUGUST 14, 1998


TO THE STOCKHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Core Technologies (Pennsylvania), Inc. (the "Company") will be held at the offices of Maris Equipment Company, Inc. at 110 Summit Drive, Exton, PA 19341 on August 14, 1998 at 9:00 a.m., local time, for the following purposes:

         1.   To elect four directors; and

         2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         The Board of Directors has established the close of business on June 24, 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournments thereof. In order that the meeting can be held and a maximum number of shares can be voted, whether or not you plan to be present at the meeting in person, please fill in, date and sign, and promptly return the enclosed Proxy in the return envelope provided for your use. No postage is required if mailed in the United States.



                                       By order of the Board of Directors,



                                       GEORGE E. MITCHELL
                                       President and Chief Executive Officer
110 Summit Drive
Exton, PA  19341

July 23, 1998

                    CORE TECHNOLOGIES (PENNSYLVANIA), INC.
                               110 Summit Drive
                                Exton, PA 19341


                                PROXY STATEMENT

The enclosed Proxy is solicited on behalf of the Board of Directors of Core Technologies (Pennsylvania), Inc. (the "Company") for use at the Annual Meeting of Stockholders on August 14, 1998 (such meeting and any adjournment or adjournments thereof are referred to as the "Annual Meeting") for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement. This Proxy Statement and the enclosed Proxy are being mailed to stockholders on or about July 24, 1998.

Voting Securities

         Only the holders of shares of common stock, par value $.01 per share (the "Common Stock"), and Series A Redeemable Convertible Preferred Stock, par value $.01 per share (the "Series A Shares"), of the Company (cumulatively, the "Shares") of record at the close of business on June 24, 1998 (the "Record Date") are entitled to receive notice of, and to vote at, the Annual Meeting. On that date, there were 8,887,326 shares of Common Stock and 15,000 Series A Shares outstanding and entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to vote for up to four persons as directors and to cast one vote on each other matter to be considered. Each Series A Share is entitled to cast one vote for each share of Common Stock into which such Series A Shares can be converted. At June 24, 1998, each Series A Share was convertible into 100 shares of Common Stock.

         The four nominees for the Board of Directors receiving the highest number of affirmative votes of the Shares present or represented and entitled to be voted shall be elected as directors.

         A majority of outstanding Shares will constitute a quorum for the transaction of business at the Annual Meeting. Votes withheld from any director, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are not counted for purposes of determining whether a proposal has been approved.

Revocability of Proxy

         Execution of the enclosed Proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. A stockholder, in exercising his right to vote in person at the Annual Meeting, effectively revokes all previously executed Proxies. In addition, the Proxy is revocable at any time prior to the effective exercise thereof by filing notice of revocation with the Secretary of the Company or by filing a duly executed Proxy bearing a later date.

Persons Making  the Solicitation

         The cost of solicitation of Proxies by the Company, including the actual expenses incurred by brokerage houses, nominees and fiduciaries in forwarding Proxy materials to beneficial owners, will be borne by the Company. In addition to solicitation by mail, certain officers and other employees of the Company may solicit Proxies in person, by mail, or by telephone.

Stockholder Proposals for 1999 Annual Meeting

         Stockholders intending to present proposals at the next Annual Meeting of Stockholders to be held in 1999 must notify the Company of the proposal no later than April 16, 1999.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth as of June 24, 1998, the Company's Common Stock beneficially owned by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, and the number of shares of Common Stock owned beneficially by each director, by each named executive officer, and by all executive officers and directors as a group. In addition to the information regarding the Company's Common Stock listed below, as of June 24, 1998, there were 15,000 Series A Shares issued and outstanding. All of such Series A Shares are owned of record by Safeguard Scientifics (Delaware), Inc., a wholly owned subsidiary of Safeguard Scientifics, Inc. ("Safeguard"), and consequently are beneficially owned by Safeguard.

                                                           Number of             Percent of
                                                        Shares Owned (1)           Class
                                                        ----------------         ----------
Safeguard Scientifics (Delaware), Inc. (2)..........        4,059,757               37.93%
  103 Springer Building
  3411 Silverside Road
  Wilmington, DE  19803
Philip J. Donnelly..................................          838,333                9.38%
  9 Dummings Road
  Newtown Square, PA  19073
George E. Mitchell (3)..............................        1,504,834                16.9%
  110 Summit Drive
  Exton, PA   19341
Frederick B. Franks, III (4)........................          903,333               10.09%
  110 Summit Drive
  Exton, PA   19341
W. Wayne Dunlop (4).................................            5,000                  *
Anthony A. Nichols(4)...............................           30,938                  *
Richard P. Richter (4)..............................            6,530                  *
Officers and directors
  as a group (5 persons) (5)........................        2,450,205               27.32%

------------
(*)  Less than 1%

(1) Except as otherwise disclosed, the nature of beneficial ownership is the sole power to vote and to dispose of the shares (except for shares held jointly with spouse). 233,334 shares owned by Mr. Mitchell, and 233,333 shares held by Mr. Franks, are redeemable by the Company to satisfy exercises of employee stock options. See "Certain Relationships and Related Transactions."

(2) Safeguard Scientifics (Delaware), Inc. is the record owner of 2,244,757 shares of Common Stock and 15,000 Series A Shares, which are presently convertible into 1,815,000 shares of Common Stock, which includes the potential conversion of accrued dividends as of December 31, 1997. Such shares are beneficially owned by Safeguard. All of the shares beneficially owned by Safeguard have been pledged by Safeguard as collateral in connection with its bank line of credit.

(3)  Includes 300,000 shares of Common Stock held by Mr. Mitchell's spouse.

(4) Includes for Messrs. Franks, Dunlop, Nichols and Richter 65,000, 5,000, 6,250 and 6,250 shares, respectively, which may be acquired pursuant to stock options which are currently exercisable.

(5) Includes 82,500 shares which may be acquired pursuant to stock options which are currently exercisable.

Change of  Control

         There are no arrangements known to the Company, the operation of which may at a subsequent date result in a change in control of the Company.

                           1. ELECTION OF DIRECTORS

         It is intended that the persons named as Proxies for this Annual Meeting will vote in favor of the election of the following nominees as directors of the Company, to hold office until the Annual Meeting of Stockholders in 1999 and until their successors are elected and have qualified. All of the nominees are presently serving as directors of the Company. Each of the nominees has consented to serve if elected. However, if any of the nominees should become unavailable prior to the election, the holder of the Proxies may vote the Proxies for the election of such other persons as the Board of Directors may recommend, unless the Board of Directors reduces the number of directors to be elected.

         The Board of Directors unanimously recommends that Stockholders vote FOR the election of the slate of nominees set forth in this Proposal. Proxies received by the Board will be so voted unless Stockholders specify otherwise on their Proxy cards. The four nominees receiving the highest number of affirmative votes of the Shares present or represented and entitled to be voted shall be elected as directors.

                                                                                          Has Been
                              Principal Occupation and Business                          A Director
Name                          Experience During Last Five Years                             Since           Age
----                          ---------------------------------                          ----------         ---
George E. Mitchell            President, Chairman and Chief Executive Officer of the         1984            60
                              Company

Anthony A. Nichols            Chairman, Brandywine Realty Trust, a real estate               1988            58
                              investment trust. (1)(2)(4)

Richard P. Richter            President Emeritus, Ursinus College(1)(3)(5)                   1989            67

W. Wayne Dunlop               Executive Vice President and Chief Operating Officer,          1995            51
                              Barclay White, Inc., a general construction
                              contracting and management firm (1)(6)

------------
(1)  Member of the Audit Committee.

(2)  Member of the Compensation Committee.

(3)  Member of the Stock Option Committee.

(4) Prior to August 1996, Mr. Nichols was President of the Nichols Company, an owner and manager of commercial office and industrial space.

(5)  Prior to January 1, 1995, Mr. Richter was President of Ursinus College.

(6) Mr. Dunlop has been Chief Operating Officer of Barclay White since September 1995 and Executive Vice President since September 1994. Prior to September 1994 he was a Senior Vice President of Barclay White.

Committees and Meetings of the Board of Directors

         The Board of Directors held five (5) meetings and took action by unanimous consent one (1) time in 1997. The Company's Board of Directors has appointed standing Audit, Compensation and Stock Option Committees. The Audit Committee, which met in February, 1997, is authorized to conduct such reviews and examinations as it deems necessary or desirable with respect to the practices and procedures of the independent accountants, the scope of the audit, accounting controls, practices and policies, the recommendation to the Board of the independent accountants to be selected, and the relationship between the Company and the independent accountants, including the availability of Company records, information and personnel. The Compensation Committee, which currently consists of Mr. Nichols only, and took action in February 1997 and March 1998, fixes compensation levels, including incentive compensation for all officers and other principal employees. The Stock Option Committee, which administers the Company's stock option plans, currently consists of Dr. Richter only and took action in August and November, 1997. The Board does not have a Nominating Committee. All of the directors attended at least 75% of the Board meetings and meetings of committees of which they were members.

Directors' Compensation

         Directors are elected annually and hold office until their successors are elected and have qualified or until their earlier resignation or removal. Directors who are not employees of the Company are paid a quarterly fee of $1,000 and $400 for each Board meeting attended, including committee meetings attended on a date other than a Board meeting date.

         The Company also maintains a stock option plan for Non-Employee Directors (the "Directors' Plan") which provides for the grant of options to directors not otherwise employed by the Company, its parent or any of its subsidiaries ("Eligible Director"). Each Eligible Director receives, as of the date such person first becomes an Eligible Director, an option to purchase 5,000 shares of the Company's Common Stock at an option exercise price equal to the fair market value of the Common Stock on the date of grant. All options granted under the Directors' Plan vest in four equal annual installments beginning on the first anniversary of the date of option grant and have a term of seven years. During 1996, Mr. Nichols and Mr. Richter were each granted options for 10,000 shares of the Company's common stock exercisable at $.26 per share; Mr. Dunlop was granted options for 5,000 shares at $.25 per share and 10,000 shares at $.26 per share. No options were granted to or exercised by any Eligible Director during 1997.

                  REPORT OF THE BOARD COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors (the "Committee") determines compensation levels, including incentive compensation, for the executives of the Company. Anthony A. Nichols is presently serving as the sole member of the Compensation Committee.

Executive Compensation Policies

         The Company was and is in a highly competitive industry. In order to succeed, the Company believes that it must be able to attract and retain qualified executives, promote among them the economic benefits of stock ownership in the Company, and motivate and reward executives who, by their industry, loyalty and exceptional service, make contributions of special importance to the success of the business of the Company. The Company has structured its executive compensation program to support the strategic goals and objectives of the Company.

         Base compensation levels and benefits for executives generally had been set in previous years to be between the lower end and the midpoint of the scale of compensation paid by comparable companies in the Company's principal industry. Conversely, incentive programs were regarded to be above the midpoint of the scale in the industry. In pursuing this philosophy, the Company believed it could keep the fixed component of the compensation package at reasonable levels while incenting its key executives and managers to achieve better than average results. Therefore, the total cash compensation plan is made up of a lower base and higher incentive opportunity which in total would be competitive with comparable companies in the industry if the Company's objectives are achieved. For the purpose of establishing these levels, the Company had reviewed an evaluation by an independent compensation consultant of various published industry salary surveys. In setting executive compensation packages for 1995, 1996 and 1997 the Committee considered an evaluation of executive compensation levels for comparably-sized companies in the electrical contracting industry. In the future, the Compensation Committee will re-examine executive compensation in light of Airo Clean's business becoming the Company's primary business.

         Annual cash bonuses in 1996 and 1997 were, and in 1998 will be based on Company income and individual goals. At the beginning of each year, the Committee approves a target range of income, and a range of potential bonus amounts for the chief executive officer and each other executive officer, stated as a percentage of base salary. Performance bonuses are awarded at year-end based on the actual income compared to the target income, and the achievement of individual objectives and individual contributions during the year to the achievement by the Company of its financial and strategic objectives, which the Board determines in its discretion.

         Grants of Company stock options are intended to align the interests of executives and key employees with the long-term interests of the Company's stockholders, and to encourage executives and key employees to remain in the Company's employ. Generally, grants are not made in every year, but are awarded subjectively based on a number of factors, including the pre-tax operating earnings of the Company, the individual's contributions to the achievement of the Company's financial and strategic objectives, and the amount and remaining term of options already held by an individual. The Stock Option Committee of the Board administers the Company's stock option plan. In 1997, options for 50,000 shares were issued to Mr. Franks, and are intended to replace 50,000 options held by Mr. Franks which expire in December 1998. See "Stock Options," below.

CEO Compensation

         In 1994, the Committee set Mr. Mitchell's base salary at $140,000. However, based on the Company's performance and its cash flow problems, in April, 1994, Mr. Mitchell initiated a 16% reduction in his salary in order to conserve Company resources. Mr. Mitchell has continued to draw base salary at this reduced level through the end of 1997 and to the date of this report. A payment of $25,000 was made to Mr. Mitchell in March 1996 to partially compensate him for the salary foregone in 1994 and 1995. Since the Company failed to achieve the established target range of return on assets during 1996 and 1997, no bonus was paid to Mr. Mitchell for those years.

Other Executive Compensation

         Mr. Franks, the Company's Vice-President-Finance and Chief Financial Officer, is currently the Company's only other executive officer. Mr. Franks received a payment of $16,000 in March, 1996 to compensate him for salary foregone in 1994 and 1995.

By the Compensation Committee:

Anthony A. Nichols

                            EXECUTIVE COMPENSATION

Summary Compensation of Executive Officers

         The following table sets forth information concerning compensation paid to the Chief Executive Officer and to each other person who was an executive officer of the Company at any time during 1997 and whose salary and bonus exceeded $100,000 in 1997.

                          Summary Compensation Table

                                                                                             Long Term
                                                     Annual Compensation                    Compensation
                                         ----------------------------------------------------------------
                                                                                               Awards
                                                                                            -------------
                                                                                             Securities
                                                                        Other Annual         Underlying      All Other
Name and Principal                                                      Compensation          Options/      Compensation
Position                       Year      Salary($)(1)   Bonus($)           ($)(2)             SARS (#)       ($)(3)(4)
------------------------------------------------------------------------------------------------------------------------
George E. Mitchell (5)         1997          $117,600   $      0          $18,976                 0         $34,316
President, Chairman and        1996           117,600          0           18,331                 0          33,170
Chief Executive Officer        1995           142,600          0           17,733                 0          32,106
------------------------------------------------------------------------------------------------------------------------
Michael H. Pelosi III          1997          $100,000   $      0                0                 0         $     0
President, Airo Clean, Inc.    1996           100,000   $ 75,000                0            25,000         $37,500
through August, 1997 (6)       1995            99,801      5,465                0            50,000          37,500
------------------------------------------------------------------------------------------------------------------------
Frederick B. Franks, III (5)   1997          $100,000   $      0          $11,939            50,000         $18,910
Vice President-Finance and     1996           100,000          0          $11,552            30,000         $18,222
Chief Financial Officer        1995           108,154          0           11,194                 0          17,587
------------------------------------------------------------------------------------------------------------------------

(1) Includes annual compensation which has been deferred by the named executives pursuant to the Company's 401(k) Tax Deferred Retirement and Incentive Plan ("401(k) Plan").

(2) Represents amounts reimbursed during the fiscal year for the payment of taxes. Perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of any executive officer's salary and bonus and accordingly have been omitted from the table as permitted by the rules of the Securities and Exchange Commission.

(3) The stated amounts for fiscal 1996 include the following amounts for each named executive officer: Company contributions under the 401(k) Plan -- Mr. Mitchell, $0; Mr. Pelosi, $0; Mr. Franks, $0; term life and disability premiums -- Mr. Mitchell, $26,589; Mr. Pelosi, $0; Mr. Franks, $14,536; current dollar value of benefits to the named executives of the remainder of split-dollar premiums paid by the Company -- Mr. Mitchell, $6,581; Mr. Pelosi, $0; Mr. Franks, $3,686; residual salary payments agreed to in connection with acquisition -- Mr. Mitchell, $0; Mr. Pelosi, $37,500; Mr. Franks, $0.

(4) The stated amounts for fiscal 1997 include the following amounts for each named executive officer: Term life and disability premiums -- Mr. Mitchell, $27,735; Mr. Pelosi, $0; Mr. Franks, $15,224; current dollar value of benefits to the named executives of the remainder of split-dollar premiums paid by the Company -- Mr. Mitchell, $6,581; Mr. Pelosi, $0; Mr. Franks, $3,686.

(5) The 1995 amount includes salary adjustment paid on March 15, 1996 to: Mr. Mitchell, $25,000 and Mr. Franks, $16,000.

(6) Mr. Pelosi ceased to be an executive officer of the Company in August 1997. He continues to serve the Company as a sales representative. The amounts in 1997 include both amounts Mr. Pelosi received as an executive officer and amounts he received as a sales representative.

Stock Options

         The following table sets forth information with respect to the number of unexercised options and the value of unexercised in-the-money options at December 31, 1997.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                             Shares                     Number of Securities Underlying
                            Acquired                              Unexercised                     Value of Unexercised
                              on          Value         Options/SARs at Fiscal Year-End       In-The Money Options/SARs
                            Exercise     Realized                  (#)(1)                       at Fiscal Year-End ($)(1)
Name                          (#)          ($)           Exercisable    Unexercisable         Exercisable   Unexercisable
--------------------------------------------------------------------------------------------------------------------------
George E. Mitchell              0        $      0                   0               0           $        0    $         0
--------------------------------------------------------------------------------------------------------------------------
Michael H. Pelosi III           0        $      0              76,250          43,750           $        0    $         0
--------------------------------------------------------------------------------------------------------------------------
Frederick B. Franks III         0        $      0              61,250          68,750           $        0    $         0
--------------------------------------------------------------------------------------------------------------------------

(1) On December 31, 1997, the fair market value of the common stock was $.15. No options were in-the-money on that date.

         During Fiscal Year 1997, Mr. Franks was granted options for 50,000 shares, of the Company's common stock under the Company's 1993 Stock Option Plan. These options were issued at the market price on the date of grant, expire seven years after the date of grant, and vest in twenty-five percent increments annually beginning one year from the date of grant. No options were granted to the Company's Chief Executive Officer in 1997. The following table sets forth certain information regarding the options granted to Mr. Franks in 1997:

                    Options/SAR Grants in Last Fiscal Year

                                                                                       Potential Realizable Value
                                                                                            at Assumed Annual
                                                                                           Rates of Stock Price
                                                                                               Appreciation
                                  Individual Grants                                          for Option Term
--------------------------------------------------------------------------------------------------------------------
                                                  % of Total
                                  Number of        Options/
                                 Securities          SARs         Exercise
                                 Underlying       Granted to       or Base
                                Options/SARs     Employees in       Price     Expiration
Name                               Granted        Fiscal Year      ($/Sh)        Date          5% ($)       10% ($)
--------------------------------------------------------------------------------------------------------------------
Frederick B. Franks, III           50,000           21.6%           $.20       08/01/04        $4,071        $9,487
--------------------------------------------------------------------------------------------------------------------

Employment Contracts and Termination of Employment and Change-In-Control Arrangements.

         Prior to his resignation as an executive officer in August 1997, Michael H. Pelosi III had an employment agreement with the Company providing for at a minimum base salary of $100,000, plus a bonus based on Airo Clean's net income. Upon his resignation as President of Airo Clean, that contract was released. Mr. Pelosi now serves as a sales representative and therefore was not entitled to a bonus in 1997.

                           STOCK PERFORMANCE GRAPHS

         The following chart compares the cumulative total stockholder return on the Company's Common Stock for the period December 31, 1992 through December 31, 1997 with the cumulative total return on the NASDAQ Index and the cumulative total return for a peer group index for the same period. Because the Company has discontinued its security systems operations, the Company has selected as a new peer group SIC Code 3564 - Industrial and Commercial Fans and Blowers and Air Purification Equipment, which is the primary industry in which the Company is continuing to operate.

  275---------------------------------------------------------------------------

  250------------------------------------------------------------------------+--

D 225---------------------------------------------------------------------------

O 200--------------------------------------------------------+------------------

L 175---------------------------------------------------------------------------
                                                 +                           *
L 150---------------------------------------------------------------------------
                       #                                     *
A 125------------------------------+--------------------------------------------
                       +                         *
R 100#*+---------------*--------------------------------------------------------
                                   *
S  75---------------------------------------------------------------------------
                                   #
   50---------------------------------------------------------------------------
                                                 #           #
   25------------------------------------------------------------------------#--

    0---------------------------------------------------------------------------
     1992            1993         1994         1995         1996            1997

                         # Core Technologies (Pennsylvania), Inc.
                         * SIC Code Index
                         + NASDAQ Market Index

                                                                       FISCAL YEAR ENDING
                                                  ----------------------------------------------------------------
COMPANY/INDEX/MARKET                              1992      1993       1994         1995          1996        1997
Core Technologies Inc.                            100      133.33      66.67        33.33         35.56       26.67
SIC Code Index                                    100       98.43      94.35       110.02        131.91      169.75
NASDAQ Market Index                               100      119.95     125.94       163.35        202.99       248.3

As required by the rules of the Securities and Exchange Commission, the chart below compares the cumulative stockholder return on the Company's common Stock with the cumulative total return on the NASDAQ Index and the peer group used in the chart presented in the Company's 1997 proxy statement. The peer group in this chart consists of SIC Code 1731 - Electrical Contractors.

  275---------------------------------------------------------------------------

  250------------------------------------------------------------------------+--

D 225---------------------------------------------------------------------------

O 200------------------------------------------------------+--------------------

L 175---------------------------------------------------------------------------
                                               +
L 150---------------------------------------------------------------------------
                     #
A 125----------------------------+----------------------------------------------
                     +
R 100#*+------------------------------------------------------------------------

S  75---------------------------------------------------------------------------
                                 #
   50---------------------------------------------------------------------------
                                               #           #
   25-----------------------------------------------------------------------#*--
                     *           *             *           *
    0---------------------------------------------------------------------------
     1992          1993         1994         1995         1996            1997

                         # Core Technologies (Pennsylvania), Inc.
                         * SIC Code Index
                         + NASDAQ Market Index

                                                                            FISCAL YEAR ENDING
                                                 -----------------------------------------------------------------------
COMPANY/INDEX/MARKET                             1992        1993          1994         1995          1996          1997
Core Technologies                                 100       133.33         66.67        33.33         35.56         26.67
Industry Group Index                              100        29.79         10.72        16.92         20.27         24.29
NASDAQ Market Index                               100       119.95        125.94       163.35        202.99        248.30

         The above charts each assume that $100 was invested on December 31, 1992 in the Company's Common Stock and in each of the comparison groups, and assumes reinvestment of dividends.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company rents 21,580 square feet of office space used as its headquarters in Exton, Pennsylvania. Prior to the third quarter of 1996, this facility was owned by Safeguard; it has subsequently been transferred to Brandywine Realty Trust, a Real Estate Investment Trust of which Anthony Nichols, a director of the Company, is Chairman. The Company pays a monthly rental of $12,588 plus its proportionate share of the monthly operating expense. The Company believes the lease terms are no less favorable than could be obtained from an unrelated third party.

         Safeguard currently has in place letters of credit in the aggregate amount of $4,500,000 to guaranty the Company's bank loans through September 30, 2000. Safeguard has guaranteed varying amounts of the Company's debt in the past. Safeguard received no monetary compensation for the extension of the guarantees. The Company has agreed to indemnify Safeguard against loss resulting from the above described guarantees.

         In June 1994, Safeguard purchased from the Company 15,000 shares of its Series A Redeemable Convertible Preferred Stock ("Series A Shares") for an aggregate purchase price of $1.5 million. The Series A Shares are convertible into shares of Common Stock based on a conversion price of $1.00 per share of Common Stock. The conversion price and number of shares into which the Series A shares may be converted are subject to anti-dilutive adjustments. The Series A Shares are entitled to a 6% per annum dividend payable out of legally available funds. Dividends which are not declared and paid will accumulate and are convertible into Common Stock at $1.00 per share. No dividends have been declared to date. Unpaid, undeclared cumulative dividends as of December 31, 1997 were $315,000. The Series A Shares are entitled to one vote for each share of Common Stock into which such Series A Shares may be converted. The Company may redeem the Series A Shares at any time and must redeem all outstanding Series A Shares on June 1, 2001.

         In March 1995, the Company sold all of the capital stock of CenterCore Canada Limited to Safeguard for $10,000. CenterCore Canada had an intercompany liability to the Company of approximately $369,300, which liability survived the stock sale. In February 1996, Safeguard sold the assets of Safeguard Canada for a cash payment of $100,000 U.S. plus contingent deferred payments equal to three percent of the purchaser's annual consolidated revenues from all or any part of the business or assets sold to the purchaser in the years 1996 through 2000, up to a maximum aggregate of $100,000. The debt between CenterCore Canada and the Company was satisfied by CenterCore Canada's assignment to the Company of the cash proceeds and the rights to the contingent deferred payments.

         Effective September 29, 1995, Safeguard contributed to the capital of the Company 2,000,000 shares of the company's Common Stock and sold to Mr. Mitchell, Mr. Franks and Philip J. Donnelly, a former Vice President of the Company, an aggregate of 2,500,000 shares of the Company's Common Stock, at a price of $.10 per share, payable in the form of a five year, interest-bearing promissory note. The promissory notes bear interest at a rate of 6.35% per annum and are payable in full upon the maturity date, September 29, 2000. Each individual is required, however, to prepay the outstanding balance to the extent of 25% of the proceeds of any sale or other disposition of any of the shares purchased from Safeguard. The parties estimated the fair market value of the shares to be $.10 as of the date of issue, taking into account a discount for lack of liquidity, after the Common Stock of the Company was delisted from NASDAQ.

         Mr. Mitchell, Mr. Franks and Mr. Donnelly have entered into an agreement with the Company pursuant to which they have deposited an aggregate of 700,000 of the shares acquired from Safeguard into escrow with the Company. The Company may redeem these escrowed shares in order to satisfy exercises of options under the Company's 1993 Stock Option Plan. The redemption price payable by the Company will be equal to the exercise price payable by the individual exercising the option. No shares had been redeemed through December 31, 1997.

         In 1995, Safeguard advanced $887,000 to the Company to cover closing costs of the sale of the furnishings business and payments to Maris' sureties. The Company has issued to Safeguard a Subordinated Note to evidence this obligation. The Subordinated Note accrues interest at 6% per annum. Interest and principal are due on December 31, 2000 but the Subordinated Note is subordinated to all the Company's obligations to its other lenders. Additionally, if the Safeguard letter of credit can be cancelled prior to December 31, 2000, Safeguard has agreed to forgive all obligations under the Subordinated Note.

         In connection with the Airo Clean acquisition, Airo Clean entered into a lease for approximately 15,300 square feet of flex office, warehouse and assembly space in Exton, PA from Michael Pelosi, Jr. and Lucille Pelosi, who are the parents of Michael H. Pelosi, III. (formerly the President of Airo Clean). The lease continues through December 2001. The rent is approximately $110,000 per annum, and the Company is required to pay the operating expenses for the leased premises. The Company subleased the space in 1996 and part of 1997, but the subtenant filed for bankruptcy and vacated the premises. The Company currently does not use this space and is seeking a new subtenant.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         This Proxy Statement incorporates by reference the Company's Annual Report to Stockholders which is being delivered to Stockholders herewith in respect to the annual stockholders meeting to which this Proxy Statement relates.

                        INDEPENDENT PUBLIC ACCOUNTANTS

         Since 1986, the Company has retained KPMG Peat Marwick LLP as its independent public accountants, and it intends to retain KPMG Peat Marwick LLP for the current year ending December 31, 1998. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, will have an opportunity at the Annual Meeting to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Disclosure of Delinquent Filers Pursuant to Item 405 of Regulation S-K:

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities ("10% Stockholders") to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission ("SEC"). Officers, directors and 10% Stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no other reports were required for those persons, the Company believes that during the period from January 1, 1997 to December 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and 10% Stockholders were complied with.

                                 OTHER MATTERS

         The Company is not aware of any other business to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, however, the enclosed Proxy confers discretionary authority with respect thereto.

         The Company's Annual Report to Stockholders for the year ended December 31, 1997, including financial statements and other information with respect to the Company and its subsidiaries, is being mailed simultaneously to the stockholders but is not to be regarded as proxy solicitation material.

Dated:  July 23, 1998

PROXY

                    CORE TECHNOLOGIES (PENNSYLVANIA), INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     I hereby constitute and appoint George E. Mitchell and Frederick
     B. Franks, III, and each of them, my true and lawful agents and proxies with full power of substitution in each, to vote all shares held of record by me, as directed, and in their discretion, on all other matters which may properly come before the 1998 Annual Meeting of Stockholders of Core Technologies (Pennsylvania), Inc. to be held on August 14, 1998, and at any adjournments thereof. I direct said proxies to vote as specified on the reverse side.

         PLEASEMARK, SIGN AND DATE THE PROXY CARD ON THE REVERSE SIDE
               AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

                             FOLD AND DETACH HERE

      ===================================================================

                               MISSION STATEMENT

      Core Technologies is dedicated to providing quality products and services to customers needing a healthy air environment through its subsidiary, Airo Clean, Inc. Our growth will come through evolving products and technologies enabling us to continually upgrade service solutions in existing markets and aggressively explore new ones.

      Our specific expertise:

                            Advanced Air Filtration

                     o   Indoor Air Quality Enhancements
                     o   Clean Room Products and Services
                     o   Portable Patient Isolation Chambers

      ===================================================================

The Board of Directors ("Board") recommends that stockholders vote FOR Proposal I. If not otherwise specified, this Proxy will be voted FOR the election of all nominees.

I.       ELECTION OF DIRECTORS:

              FOR          WITHHOLD         To withhold authority to    Nominees:   George E. Mitchell,
         all nominees      AUTHORITY        vote for any individual     ---------   Anthony A. Nichols,
         listed (except    to vote          nominee while voting                    Richard P. Richter,
         as marked to      for all          for the remainder, strike               W. Wayne Dunlop
         the contrary)     Nominees         a line through the
                                            nominee's name in the
           [  ]              [  ]           list to the right:

                                              DATED:                     , 1998
                                                    ---------------------

                                              ---------------------------------
                                                          Signature

                                              ---------------------------------
                                                  Signature if held jointly

                                              THIS PROXY MUST BE SIGNED
                                              EXACTLY AS NAME APPEARS HEREIN.
                                              When shares are held by joint
                                              tenants, both should sign.
                                              Attorneys, executors,
                                              administrators, trustees, etc.
                                              should give full title as such.
                                              If a corporation, please sign in
                                              full corporate name by duly
                                              authorized officer. If a
                                              partnership, please sign in
                                              partnership name by authorized
                                              person.

--------------------------------------------
PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL RECORD YOUR VOTES.
--------------------------------------------

                             FOLD AND DETACH HERE





                    CORE TECHNOLOGIES (PENNSYLVANIA), INC.



 =============================================================================
   YOUR PROXY VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

               WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN
                  PERSON, PLEASE COMPLETE, DATE AND SIGN THE
                ABOVE PROXY CARD AND RETURN IT WITHOUT DELAY IN
                            THE ENCLOSED ENVELOPE.
 =============================================================================